                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ______________________

                                Amendment No. 1
                                      to
                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            ______________________


        Date of report (Date of earliest event reported): June 21, 2000

                            ______________________


                          DIGITAL INSIGHT CORPORATION
            (Exact name of Registrant as specified in its charter)

                        Commission File Number: 0-27459

                Delaware                                      77-0493142
     (State or other jurisdiction of                       (I.R.S. Employer
     incorporation or organization)                      Identification No.)


                26025 Mureau Road, Calabasas, California 91302
         (Address of principal executive offices, including zip code)


                                (818) 871-0000
             (Registrant's telephone number, including area code)


      ___________________________________________________________________
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     On June 21, 2000, Digital Insight completed its acquisition of all of the outstanding shares of 1View Network Corporation, a company based in San Francisco that provides electronic information aggregation and electronic bill presentment and payment solutions for the financial services market. In the acquisition Digital Insight paid $5 million in cash and issued 1.1 million in shares -- in the form of 807,425 shares of Digital Insight's common stock and 292,559 shares underlying options to purchase Digital Insight's common stock -- in exchange for all of the outstanding shares and options of 1View Network. If 1View Network does not meet certain performance objectives by September 30, 2000, the former majority shareholder of 1View Network has agreed to return to Digital Insight $3 million in cash and 178,112 shares of Digital Insight's common stock.

     The acquisition was consummated by means of a reverse-triangular merger. Calabasas Acquisition Corp., a wholly-owned subsidiary of Digital Insight, merged with and into 1View Network, with 1View Network as the surviving corporation in the merger. Each outstanding share of common stock of Calabasas Acquisition Corp. was converted into one share of common stock of 1View Network. 1View Network, the surviving corporation, thus became a wholly-owned subsidiary of Digital Insight.

     The Purchase price was determined through arms-length negotiations between Digital Insight and 1View Network, taking into account the value of companies comparable to 1View Network. Both Digital Insight and 1View Network engaged financial advisors to assist them in determining a fair and reasonable price for the acquisition.

     The funds used by Digital Insight to pay the cash portion of the purchase price came from Digital Insight's working capital. The assets acquired by Digital Insight include a lease of office space in San Francisco, California. Digital Insight intends to continue occupying this office space.

     The acquisition is to be accounted for using the purchase method of accounting.

     The Agreement and Plan of Merger, listed as Exhibit 2.1 to this Current Report on Form 8-K, is incorporated herein by reference to Digital Insight's Current Report on Form 8-K filed with the SEC on April 14, 2000. The foregoing description of the Agreement and Plan of Merger is qualified in its entirety by reference to the Agreement.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  Financial Statements of Business Acquired.

     The financial statements of 1View are included with this Current Report on Form 8-K as pages F-1 through F-12.

(b)  Pro Forma Financial Information.

     Pro forma financial information for the transaction described in this Current Report on Form 8-K is included with this Current Report on Form 8-K as pages F-13 through F-18.

(c)  Exhibits.

     2.1 Agreement and Plan of Merger, dated as of April 8, 2000, by and among Digital Insight Corporation, Calabasas Acquisition Corp. and 1View Network Corporation (incorporated herein by reference to the Registrant's Current Report on Form 8-K filed with the SEC on April 14, 2000).

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 11, 2000                   DIGITAL INSIGHT CORPORATION



                                         By:      /s/ Kevin McDonnell
                                              ----------------------------------
                                              Kevin McDonnell
                                              Senior Vice President, Finance &
                                              Administration, Chief Financial
                                              Officer and Secretary

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Director of
1View Network Corporation (A Development Stage Enterprise)

     In our opinion, the accompanying balance sheet of 1View Network Corporation (A Development Stage Enterprise) (the "Company") as of December 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for the period from commencement of operations (May 21, 1999) through December 31, 1999 present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the period from commencement of operations (May 21, 1999) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP


Woodland Hills, California
June 23, 2000

                           1VIEW NETWORK CORPORATION
                        (A Development Stage Enterprise)

                                 BALANCE SHEETS

                                                        December     March 31,
                                                        31, 1999       2000
                                                       -----------  -----------
                                                                    (Unaudited)
                                ASSETS
                                ------
Current assets:
  Cash................................................ $   455,377  $   96,442
  Accounts receivable.................................     451,050     140,100
  Other current assets................................       1,637       1,637
                                                       -----------  ----------
    Total current assets..............................     908,064     238,179
Furniture and equipment, net..........................     211,124     336,678
Other assets..........................................     118,500     118,500
                                                       -----------  ----------
                                                       $ 1,237,688  $  693,357
                                                       ===========  ==========

                    LIABILITIES AND STOCKHOLDERS' DEFICIT
                    -------------------------------------
Current liabilities:
  Accounts payable.................................... $   248,299  $  279,827
  Accrued liabilities.................................     123,160     376,110
  Accrued compensation and related expenses...........     120,116     125,859
  Loan payable--stockholder...........................      60,374      80,651
  Deferred revenue....................................     384,000      50,000
                                                       -----------  ----------
    Total current liabilities.........................     935,949     912,447
                                                       -----------  ----------
Convertible notes.....................................   1,013,250   1,271,213
Commitments and contingencies (Note 9)................
Stockholders' deficit:
  Common stock, $0.001 par value; 5,000,000 shares
   authorized; 3,051,333 and 3,124,041 shares issued
   and outstanding at December 31, 1999 and March 31,
   2000 (unaudited), respectively.....................       3,051       3,124
  Additional paid-in capital..........................   5,358,093   5,905,470
  Deferred stock compensation.........................  (5,060,183) (5,224,836)
  Deficit accumulated during the development stage....  (1,012,472) (2,174,061)
                                                       -----------  ----------
    Total stockholders' deficit.......................    (711,511) (1,490,303)
                                                       -----------  ----------
    Total liabilities and stockholders' deficit....... $ 1,237,688  $  693,357
                                                       ===========  ==========

                 See accompanying notes to financial statements

                           1VIEW NETWORK CORPORATION
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS


                                            For The                    For The
                                          Period From                Period From
                                          May 21, 1999              May 21, 1999
                                          (Inception)  Three Months  (Inception)
                                            Through       Ended        Through
                                           December     March 31,     March 31,
                                           31, 1999        2000         2000
                                          -----------  ------------  ----------
                                                       (Unaudited)   (Unaudited)
Revenue.................................. $   975,850  $   621,200   $ 1,597,050
Cost of sales............................     577,024      332,631       909,655
                                          -----------  -----------   -----------
    Gross profit.........................     398,826      288,569       687,395
                                          -----------  -----------   -----------
Operating expenses:
  Development expenses...................     216,006      299,402       515,408
  General and administrative expenses....     898,446      762,118     1,660,564
  Stock-based compensation...............     292,828      375,526       668,354
                                          -----------  -----------   -----------
    Total operating expenses.............   1,407,280    1,437,046     2,844,326
                                          -----------  -----------   -----------
    Loss from operations.................  (1,008,454)  (1,148,477)   (2,156,931)
Interest expense, net....................      (4,018)     (13,112)      (17,130)
                                          -----------  -----------   -----------
    Net loss............................. $(1,012,472) $(1,161,589)  $(2,174,061)
                                          ===========  ===========   ===========



                 See accompanying notes to financial statements

                           1VIEW NETWORK CORPORATION
                        (A Development Stage Enterprise)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
       For the Period from May 21, 1999 (Inception) to December 31, 1999 and The Three Months Ended March 31, 2000 (Unaudited)

                                                                                                 Deficit
                                                                                               Accumulated
                                                       Common Stock   Additional   Deferred    During The       Total
                                                     ----------------  Paid In      Stock      Development  Stockholders'
                                                      Shares   Amount  Capital   Compensation     Stage        Deficit
                                                     --------- ------ ---------- ------------  -----------  -------------
Balance at May 21, 1999 (inception)................         -- $   -- $       --  $       --   $        --   $        --
Issuance of common stock...........................  3,051,333  3,051      5,082          --            --         8,133
Deferred stock compensation........................         --     --  5,353,011  (5,353,011)           --            --
Amortization of deferred stock compensation........         --     --         --     292,828            --       292,828
Net loss...........................................         --     --         --          --    (1,012,472)   (1,012,472)
                                                     --------- ------ ---------- -----------   -----------   -----------
Balance at December 31, 1999.......................  3,051,333  3,051  5,358,093  (5,060,183)   (1,012,472)     (711,511)
Issuance of common stock (unaudited)...............     72,708     73      7,198         --             --         7,271
Deferred stock compensation (unaudited)............         --     --    540,179    (540,179)           --            --
Amortization of deferred stock compensation
  (unaudited)......................................         --     --         --     375,526            --       375,526
Net loss (unaudited)...............................         --     --         --                (1,161,589)   (1,161,589)
                                                     --------- ------ ---------- -----------   -----------   -----------
Balance at March 31, 2000 (unaudited)..............  3,124,041 $3,124 $5,905,470 $(5,224,836)  $(2,174,061)  $(1,490,303)
                                                     ========= ====== ========== ===========   ===========   ===========


                 See accompanying notes to financial statements

                           1VIEW NETWORK CORPORATION
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS

                                                                       For The
                                           For The                   Period From
                                         Period From                     May
                                         May 21, 1999    For The      21, 1999
                                         (Inception)   Three Months  (Inception)
                                           Through        Ended        Through
                                         December 31,   March 31,     March 31,
                                             1999          2000         2000
                                         ------------  ------------  -----------
                                                       (Unaudited)   (Unaudited)
Cash flows from operating activities:
 Net loss............................... $(1,012,472)  $(1,161,589)  $(2,174,061)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
  Depreciation..........................      15,251        24,080        39,331
  Stock-based compensation..............     292,828       375,526       668,354
  Changes in assets and liabilities:
   Accounts receivable..................    (451,050)      310,950      (140,100)
   Other current assets.................      (1,637)          --         (1,637)
   Other assets.........................    (118,500)          --       (118,500)
   Accounts payable and accrued
    liabilities.........................     371,459       284,478       655,937
   Accrued interest on bridge loan and
    loan payable stockholder............       9,286        13,617        22,903
   Accrued compensation and related
    expense.............................     120,116         5,743       125,859
   Deferred revenue.....................     384,000      (334,000)       50,000
                                         -----------   -----------   -----------
Net cash used in operating activities...    (390,719)     (481,195)     (871,914)
                                         -----------   -----------   -----------
Cash flows from investing activities:
 Purchase of furniture and equipment....    (226,375)     (149,635)     (376,010)
                                         -----------   -----------   -----------
Net cash used in investing activities...    (226,375)     (149,635)     (376,010)
                                         -----------   -----------   -----------
Cash flows from financing activities:
 Proceeds from loan payable to
  stockholder...........................      59,338        19,624        78,962
 Proceeds from issuance of common
  stock.................................       8,133         7,271        15,404
 Proceeds from Bridge Note borrowings...   1,005,000       245,000     1,250,000
                                         -----------   -----------   -----------
    Net cash provided by financing
     activities.........................   1,072,471       271,895     1,344,366
                                         -----------   -----------   -----------
Net increase (decrease) in cash.........     455,377      (358,935)       96,442
Cash, beginning of period...............         --        455,377           --
                                         -----------   -----------   -----------
Cash, end of period..................... $   455,377   $    96,442   $    96,442
                                         ===========   ===========   ===========
Supplemental disclosures of cash flow
 information
 Interest received...................... $     5,377   $       505   $     5,882
                                         ===========   ===========   ===========
 Income taxes paid...................... $       --    $       --    $       --
                                         ===========   ===========   ===========


                 See accompanying notes to financial statements

                           1VIEW NETWORK CORPORATION
                       (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS
       For the Period from May 21, 1999 (Inception) to December 31, 1999 and The Three Months Ended March 31, 2000 (Unaudited)

1. THE COMPANY

   1View Network Corporation (the "Company") was incorporated in the State of Delaware on May 21, 1999 as 1Vue Network, Inc. and changed its name in September 1999. The Company is engaged in developing Internet banking solutions to banks, consisting of consulting and programming. This includes home banking for individual customers and business banking for commercial customers of banks. In 1999 the Company had one main customer together with whom the Internet banking solutions were developed in a partnership-type of relationship. Substantially all of the Company's revenues are derived from these services on a per-hour basis. In addition the Company develops its own software product.

   As of December 31, 1999, the Company is a development stage enterprise as defined by Financial Accounting Standards Board Statement No. 7. Since inception, the Company has devoted substantial attention toward the development of its product. The Company's business is extremely competitive and characterized by rapid technological change, new product development, and a competitive business environment for the attraction and retention of knowledge workers. The Company is an early stage enterprise and is subject to all the risks associated with development stage companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Accounting Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

   The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment. The amounts shown for loan payable--stockholder and convertible notes also approximate fair value because current interest rates offered to the Company for loans of similar maturities are substantially the same.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains cash deposits at banks that are insured by the Federal Deposit Insurance Corporation up to $100,000. As of December 31, 1999, uninsured balances held at these financial institutions totaled $355,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

   Accounts receivable consist primarily of short-term amounts due from one customer. The Company does not provide for an allowance as the customer is a reputable bank.

                           1VIEW NETWORK CORPORATION
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
       For the Period from May 21, 1999 (Inception) to December 31, 1999 and The Three Months Ended March 31, 2000 (Unaudited)


Property and Equipment

  Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

  Furniture and equipment......................................... 3 to 5 years
  Computer software and hardware..................................      3 years

Other Assets

  Other assets consist primarily of deposits on leased facility which expires in January 2005.

Revenue Recognition

  1View's historical revenues to date have been from one development contract, which provides for the Company to bill on a time and materials basis. The Company recognizes revenue on this contract as services are performed on a per hour basis plus out-of-pocket expenses. Amounts invoiced in advance of services are recorded as deferred revenue and will be recognized at the time services are performed.

Research and Product Development

  Research and product development costs incurred to research and develop the Company's products are expensed as incurred.

Advertising

  To date, the Company has not incurred any significant advertising costs.

Income Taxes

  The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Risk Concentrations

  Substantially all of the Company's revenues are generated from the sale of one product to one customer. The loss of, or an economic event related to this product, most likely would have a substantial impact on the Company's revenues. As of December 31, 1999, accounts receivable from one significant customer accounted for 100% of the Company's total accounts receivable.

                           1VIEW NETWORK CORPORATION
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
       For the Period from May 21, 1999 (Inception) to December 31, 1999 and The Three Months Ended March 31, 2000 (Unaudited)

Comprehensive Income

   Comprehensive income generally represents all changes in stockholders' equity (deficit) during the period except those resulting from investments by, or distributions to, stockholders. For the period from commencement of operations (May 21, 1999) through December 31, 1999, there were no such changes in stockholders' equity other than net loss amounts.

Accounting for Start-up costs

   The Company accounts for start-up costs in accordance with AICPA Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities". Under SOP No. 98-5 all start-up costs related to new operations must be expensed as incurred.

Accounting For Stock-Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the deemed fair value for accounting purposes of the Company's stock and the exercise price on the date of grant. The Company accounts for equity awards issued to non-employees in accordance with the provisions SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

Recently Issued Accounting Pronouncements

   The Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133" is effective for financial statements with fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not expect adoption of SFAS No. 133 to have a material effect, if any, on its financial position or results of operations.

3. FURNITURE AND EQUIPMENT

   Furniture and equipment consisted of the following:

   Furniture and equipment............................................ $203,891
   Computer hardware and software.....................................   22,484
                                                                       --------
                                                                        226,375
   Less accumulated depreciation......................................   15,251
                                                                       --------
     Total............................................................ $211,124
                                                                       ========

   Depreciation expense was $15,251 for the period from May 21, 1999 (inception) to December 31, 1999.

                           1VIEW NETWORK CORPORATION
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
       For the Period from May 21, 1999 (Inception) to December 31, 1999 and The Three Months Ended March 31, 2000 (Unaudited)


4. RELATED-PARTY TRANSACTIONS

   As of December 31, 1999, the Company had a loan payable outstanding to one of its stockholders/officers, of which the balance including accrued interest was $60,374. The loan was unsecured, with interest accruing at a rate of 6% per annum, and was payable on demand.

5. CONVERTIBLE NOTES

   During the period from May 21, 1999 (inception) through December 31, 1999 and the three months ended March 31, 2000, the Company issued several series of convertible notes for proceeds of $1,005,000 and $245,000 (unaudited), respectively, bearing interest at a rate of 5%. The convertible notes contained conversion features, which allowed for the conversion of the notes and accrued interest into equity of the Company if certain future events occurred including the Company raising financing in the amount of more than $3,000,000. In that case the conversion rate would be dependent on the price per equity securities sold in this financing. If the Company does not close such a financing round before the due date of each note, the note plus accrued interest becomes payable at due date. The notes issued had a term of two years.

   Attached to the Convertible Notes issued were warrants, which, only upon conversion of the notes, give the investors the right to purchase the same type of equity security at the same price per share as the originally issued (convertible) securities. No separate value was placed on the warrants as their vesting and exercizability was contingent on the future events.

   See Note 10 for further details.

6. INCOME TAXES

   As a result of the Company's net operating losses, no provision for income taxes has been recognized.

   The Company has a net deferred tax asset of approximately $285,000 at December 31, 1999. The deferred tax asset is primarily comprised of net operating loss carryforwards. Due to uncertainty surrounding the realization of the benefits in the future tax returns, the Company has placed a full valuation allowance against its deferred tax asset at December 31, 1999.

   As of December 31, 1999, the Company had net operating loss carryforwards for federal and state purposes of approximately $720,000. Federal and state net operating loss carryforwards begin to expire in the years 2019 and 2004, respectively.

7. CAPITALIZATION

   The Company is authorized to issue 5,000,000 shares of common stock. The holders of common stock are afforded equal voting rights on matters to be voted on by the stockholders of the Company. Common stockholders are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors. The Company has not declared or paid any dividends during its operating history.

                           1VIEW NETWORK CORPORATION
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
       For the Period from May 21, 1999 (Inception) to December 31, 1999 and The Three Months Ended March 31, 2000 (Unaudited)


   The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to allow the exercise of shares granted and available for grant under the Company's stock option plan. The amount of such shares of common stock reserved for these purposes is as follows:

                                                        December 31,  March 31,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (Unaudited)
   Outstanding stock options...........................  1,312,000    1,294,292
   Additional shares available for grant under
    the Company's stock option plan....................    488,000      433,000
                                                         ---------    ---------
                                                         1,800,000    1,727,292
                                                         =========    =========

8. STOCK OPTIONS

   In June 1999, the Company adopted the 1999 Stock Plan (the "Plan") which provides for the grant of nonstatutory stock options to the Company's employees, consultants and directors and the grant of incentive stock options to employees of the Company. The Company's Board of Directors administers the Plan, selects the individuals to whom options will be granted, determines the number of options to be granted and sets the term and exercise price of each option.

   An aggregate of 1,800,000 shares of common stock have been reserved for issuance under the Plan of which 488,000 shares were available for future grant at December 31, 1999 and 1,312,000 options were outstanding at December 31, 1999.

   A summary of the status of the Company's stock options and related changes is presented below:

                                                                       Weighted-
                                                                        Average
                                                                       Exercise
                                                             Shares      Price
                                                            ---------  ---------
   Outstanding at May 21, 1999 (Inception).................       --       --
     Granted............................................... 1,312,000    $0.10
     Exercised.............................................       --       --
     Canceled..............................................       --       --
                                                            ---------    -----
   Outstanding at December 31, 1999........................ 1,312,000    $0.10
     Granted (unaudited)...................................    55,000    $0.10
     Exercised (unaudited).................................   (72,708)   $0.10
     Canceled (unaudited)..................................       --       --
                                                            ---------    -----
   Outstanding at March 31, 2000 (Unaudited)............... 1,294,292    $0.10
                                                            =========    =====

   In connection with the option grants made during the period ended December 31, 1999 and the three month period ended March 31, 2000, the Company recorded approximately $5.4 million and $0.5 million (unaudited), respectively, of deferred stock compensation charges which are being amortized in accordance with the vesting period of the options (4 years) on a straight-line basis.

                           1VIEW NETWORK CORPORATION
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
       For the Period from May 21, 1999 (Inception) to December 31, 1999 and The Three Months Ended March 31, 2000 (Unaudited)


    Additional information with respect to stock options outstanding at December 31, 1999 and March 31, 2000 (unaudited) is as follows:

                                           Options Outstanding         Options Exercisable
                                    --------------------------------- ---------------------
                                                 Weighted-
                                                  Average   Weighted-             Weighted-
                                                 Remaining   Average               Average
                                      Number    Contractual Exercise    Number    Exercise
          Period ended       Prices Outstanding    Life       Price   Outstanding   Price
          ------------       ------ ----------- ----------- --------- ----------- ---------
    December 31, 1999....... $0.10   1,312,000     9.78       $0.10       --         --
    March 31, 2000
     (unaudited)............ $0.10   1,294,000     9.75       $0.10       --         --

    The Company determined the compensation expense of options granted using the methodology prescribed in SFAS No. 123 and determined the results to be immaterial. The fair value of these awards was estimated at the date of grant using a minimum value option pricing model with the following assumptions: risk-free interest rate of 5.5%; no dividend yield; no volatility factor; a forfeiture rate of 5%; and an expected average life of 4 years. The effects of applying SFAS No. 123 are not indicative of future amounts and additional awards in future years are anticipated.

9.  COMMITMENTS AND CONTINGENCIES

Operating Leases

    Rent expense was $10,500 for the period from May 21, 1999 to December 31, 1999. During the period May 1999 to October 1999, the Company was operated in the President's apartment, whereby he charged the Company $1,100 per month for rent. The remainder is attributed to rent paid to a third party for subleased rent expenses.

    In January 2000, the Company entered into a five year operating lease for its office facilities commencing on January 24, 2000 and expiring on January 31, 2005. Monthly rent under this agreement will total approximately $19,750 for the first year, and $21,330 for the second to fifth years.

Consulting Agreements

    In October, 1999, the Company entered into an agreement with a software consultant, which provides for the consultant to make staff resources available to 1View at a rate of $1,000 per person per day plus expenses. Under the terms of the contract the cost of these resources will initially be invested by the consultant and 1View will not have to pay back the investment until license fees are received, if any, on the software developed using the consultant's resources. This compensation will be paid by way of a 10% royalty on the future license fees up to the aggregate amount of the investment.

    Although no license income has been recognized yet, the Company fully accrues the estimated cost of consulting services received to date.

10. SUBSEQUENT EVENTS (UNAUDITED)

  On April 8, 2000 the Company entered into a purchase agreement with Digital Insight Corporation ("Digital Insight"), which provided for the purchase of all the Company's outstanding common stock and stock options,

                           1VIEW NETWORK CORPORATION
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
       For the Period from May 21, 1999 (Inception) to December 31, 1999 and The Three Months Ended March 31, 2000 (Unaudited)

to be paid partly in shares of Digital Insight and partly in cash. In connection with the sale, on March 23, 2000, the Company offered to amend each individual Convertible Note holder's subscription agreement such that the Convertible Notes outstanding at March 31, 2000 would be converted into a total of 445,600 common shares immediately prior to the consummation of the sale, at conversion rates ranging from approximately $2 to $6 per share (dependent on the commencement date of the note) at a weighted average price per common share of $3.03. All Convertible Note holders accepted their offers within the next two weeks. Since the value per common share of the Company on a fully diluted basis, based on the acquisition price offered by Digital Insight, can be calculated at $10.54, the Convertible Note holders will receive an amount in excess of their conversion price of approximately
$3.4 million, which will be recorded as part of the purchase price upon consummation of the acquisition.

          INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

   On July 31, 2000, Digital Insight completed its acquisition of all of the outstanding shares of AnyTime Access, Inc., a company based in Sacramento, California that provides solutions that allow credit unions, banks and other financial institutions to outsource certain customer communication and other administrative functions associated with consumer loan originations. In the acquisition, Digital Insight issued 2,121,862 shares of its common stock -- in the form of 2,001,186 shares of Digital Insight's common stock, 68,347 shares underlying options to purchase Digital Insight's common stock and 52,329 shares underlying warrants to purchase Digital Insight's common stock -- in exchange for all of the outstanding shares, options and warrants of AnyTime Access. Upon closing of the acquisition, Digital Insight also issued to certain employees of AnyTime Access options to purchase an aggregate of 15,072 shares of Digital Insight's common stock at an exercise price of $0.19 per share. The acquisition is to be accounted for using the purchase method of accounting. The purchase price will be allocated to the estimated fair value of assets acquired and liabilities assumed. The estimated fair value of the assets acquired and liabilities assumed approximate the historical cost basis, and the preliminary purchase price allocation indicates goodwill and identifiable intangible assets of approximately $108.0 million, which Digital Insight estimates will be amortized over an aggregate life of five years. In addition, deferred compensation in the amount of $2.2 million will be recorded for the unvested stock options to be assumed in connection with the acquisition and will be amortized over the estimated service period of the employees.

   On June 21, 2000, Digital Insight completed its acquisition of the outstanding shares of 1View Network Corporation ("1View"), a company based in San Francisco, California that provides electronic information aggregation solutions for the financial services market. The purchase price was comprised of $5 million in cash and 1.1 million shares of common stock and shares underlying options to purchase common stock in exchange for all the outstanding shares and options of 1View. Digital Insight's common stock to effect the acquisition was valued at approximately $46.2 million. The acquisition is to be accounted for using the purchase method of accounting. The purchase price will be allocated to the estimated fair value of assets acquired and liabilities assumed. The estimated fair value of the assets acquired and liabilities assumed approximated the historical cost basis, and the preliminary purchase price allocation indicates goodwill of approximately $36.9 million which will be amortized on a straight-line basis over an estimated life of three years. In addition, deferred compensation will be recorded in the amount of $6.6 million for the unvested stock options to be issued in connection with the acquisition and will be amortized over the estimated service period of the employees. If 1View does not meet certain performance objectives by September 2000, the former majority stockholder of 1View has agreed to return to Digital Insight $3.0 million in cash and 178,112 shares of Digital Insight's common stock valued at $7.5 million which are being held in escrow pending the resolution of the contingency. Accordingly, this portion of the purchase price will be accounted for as contingent purchase consideration upon resolution of the future performance requirements.

   The following unaudited pro forma condensed consolidated balance sheet assumes that the acquisitions of AnyTime Access and 1View were consummated as of March 31, 2000 and present a preliminary allocation of the purchase prices over historical net book values and are for illustrative purposes only. Actual fair values will be based on financial information as of the acquisition dates. The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 give effect to the acquisitions as if they had occurred on January 1, 1999 and 2000, respectively.

   The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results that would have occurred if the acquisitions had occurred as of the beginning of the periods presented and should not be construed as being representative of future operating results or financial position.

                          DIGITAL INSIGHT CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              As of March 31, 2000
                                 (in thousands)

                                                   Digital      1View    AnyTime
                                                   Insight     Network   Access,    Pro Forma      Pro Forma
                                                 Corporation Corporation   Inc.    Adjustments    Consolidated
                                                 ----------- ----------- --------  -----------    ------------
                                                              ASSETS
                                                              ------
Current assets:
  Cash, cash equivalents and short-term
   investments.................................   $ 57,467     $    96   $  3,500   $ (5,000)(1)    $ 56,063
  Accounts receivable, net.....................      8,975         140      1,487                     10,602
  Accumulated implementation costs.............         33         --         --                          33
  Other current assets.........................      2,312           2        802      3,000 (1)       6,116
                                                  --------     -------   --------   --------        --------
    Total current assets.......................     68,787         238      5,789     (2,000)         72,814
Property and equipment, net....................     15,400         337      3,195                     18,932
Goodwill and intangible assets.................         --          --         --     144,937 (2)     144,937
Other assets...................................        521         118        166                        805
                                                  --------     -------   --------   --------        --------
                                                  $ 84,708     $   693   $  9,150   $142,937        $237,488
                                                  ========     =======   ========   ========        ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                  ----------------------------------------------
Current liabilities:
  Accounts payable.............................   $  4,021     $   280   $    526   $    --         $  4,827
  Accrued compensation and related benefits.....     2,128         126        474                      2,728
  Current portion of capital lease obligation
   and long-term debt..........................        355         --       1,002                      1,357
  Convertible notes and loan payable...........         --        1,352        --      (1,352)(3)         --
  Customer deposits and deferred revenue.......      7,316          50        --                       7,366
  Other accruals...............................      3,739         376        669      6,559 (4)      11,343
                                                  --------     -------   --------   --------        --------
    Total current liabilities..................     17,559       2,184      2,671      5,207          27,621
  Long term portion of capital lease
   obligation and long-term debt...............        998         --          41                      1,039
Stockholders' equity (deficit):
  Preferred stock..............................        --          --      33,540    (33,540)(5)         --
  Common stock and additional paid-in
   capital.....................................    116,831       5,908      4,302    (10,210)(5)     268,249
                                                                                     142,677 (6)
                                                                                       8,741 (7)
  Notes receivable from stockholders...........       (219)        --        (152)       152 (5)        (219)
  Deferred stock-based compensation............     (2,950)     (5,225)      (992)     6,217 (5)     (11,691)
                                                                                      (8,741)(7)
  Accumulated deficit..........................    (47,511)     (2,174)   (30,260)    32,434 (5)     (47,511)
                                                  --------     -------   --------   --------        --------
    Total stockholders' equity (deficit).......     66,151      (1,491)     6,438    137,730         208,828
                                                  --------     -------   --------   --------        --------
                                                  $ 84,708     $   693   $  9,150   $142,937        $237,488
                                                  ========     =======   ========   ========        ========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                          DIGITAL INSIGHT CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   For The Three Months Ended March 31, 2000
                     (in thousands, except per share data)

                                                 Digital Insight 1View Network AnyTime Access,  Pro Forma      Pro Forma
                                                   Corporation    Corporation       Inc.       Adjustments    Consolidated
                                                 --------------- ------------- --------------- -----------    ------------
Revenues:
  Implementation fees.............................  $  3,078        $    --        $    --      $     --        $  3,078
  Service fees....................................     7,341             --             --                         7,341
  Transaction fees and other......................        --            621          3,013                         3,634
                                                    --------        -------        -------      --------        --------
  Total revenues..................................    10,419            621          3,013            --          14,053
                                                    --------        -------        -------      --------        --------
Cost of revenues:
  Implementation..................................     2,380             --             --                         2,380
  Service.........................................     3,709             --             --                         3,709
  Transaction fees and other......................        --            333          2,052                         2,385
                                                    --------        -------        -------      --------        --------
  Total cost of
   revenues.......................................     6,089            333          2,052            --           8,474
                                                    --------        -------        -------      --------        --------

Gross profit......................................     4,330            288            961            --           5,579
                                                    --------        -------        -------      --------        --------

Operating expenses:
  Sales, general and administrative...............     9,016            762          1,447                        11,225
  Research and development........................     3,718            299            917                         4,934
  Amortization of stock-based compensation........       329            376             57         1,914 (8)       2,676
  Amortization of goodwill and intangibles........        --             --             --         8,477 (9)       8,477
  Merger related expenses.........................    12,658            --             --                         12,658
                                                    --------        -------        -------      --------        --------
  Total operating expense.........................    25,721          1,437          2,421        10,391          39,970
                                                    --------        -------        -------      --------        --------
Loss from operations..............................   (21,391)        (1,149)        (1,460)      (10,391)        (34,391)
Interest and other income, net....................       995            (13)            19            --           1,001
                                                    --------        -------        -------      --------        --------
Net loss .........................................  $(20,396)       $(1,162)       $(1,441)     $(10,391)       $(33,390)
                                                    ========        =======        =======      ========        ========
Basic and diluted net loss per share..............  $  (0.89)
                                                    ========
Shares used in computing basic and diluted net
 loss per share...................................    22,803
                                                    ========
Pro forma basic and diluted net loss per
 share............................................                                                              $  (1.31)(10)
                                                                                                                ========
Shares used in computing pro forma basic and
 diluted net loss per share.......................                                                                25,420 (10)
                                                                                                                ========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                          DIGITAL INSIGHT CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 1999
                     (in thousands, except per share data)

                                                Digital Insight 1View Network AnyTime Access,  Pro Forma      Pro Forma
                                                  Corporation    Corporation       Inc.       Adjustments    Consolidated
                                                --------------- ------------- --------------- -----------    ------------
Revenues:
  Implementation fees........................      $  9,351        $    --       $     --       $    --         $  9,351
  Service fees...............................        16,894             --             --                         16,894
  Transaction fees and other.................            --            976         10,384                         11,360
                                                   --------        -------        -------      --------        --------
Total revenues...............................        26,245            976         10,384           --           37,605
                                                   --------        -------        -------      --------        --------
Cost of revenues:
  Implementation.............................         5,548            --             --                          5,548
  Service....................................        10,056            --             --                         10,056
  Transaction fees and other.................            --            577          7,978                         8,555
                                                   --------        -------        -------      --------        --------
Total cost of revenues.......................        15,604            577          7,978           --           24,159
                                                   --------        -------        -------      --------        --------

Gross profit.................................        10,641            399          2,406           --           13,446
                                                   --------        -------        -------      --------        --------

Operating expenses:
  Sales, general and
   administrative............................        21,211            898          7,187                        29,296
  Research and development...................         7,668            216          4,641                        12,525
  Amortization of stock-based
   compensation..............................         1,221            293             34         7,655 (8)       9,203
  Amortization of goodwill and
   intangibles...............................            --             --             --        33,908 (9)      33,908
                                                   --------        -------        -------      --------        --------
Total operating expense......................        30,100          1,407         11,862        41,563          84,932
                                                   --------        -------        -------      --------        --------
Loss from operations.........................       (19,459)        (1,008)        (9,456)      (41,563)        (71,486)
Interest and other income, net...............         1,441             (4)          (144)           --           1,293
                                                   --------        -------        -------      --------        --------
Net loss ....................................       (18,018)        (1,012)        (9,600)      (41,563)        (70,193)
Accretion on redeemable convertible
  preferred stock............................          (136)            --             --            --            (136)
                                                   --------        -------        -------      --------        --------
Net loss attributable to common
  stockholders...............................      $(18,154)       $(1,012)       $(9,600)     $(41,563)       $(70,329)
                                                   ========        =======        =======      ========        ========
Basic and diluted net loss per share.........      $  (1.26)
                                                   ========
Shares used in computing basic and
  diluted net loss per share.................        14,389
                                                   ========
Pro forma basic and diluted net loss
  per common share...........................      $  (1.00)                                                   $  (3.38)(10)
                                                   ========                                                    ========
Shares used in computing pro forma
  basic and diluted net loss per
  share......................................        18,216                                                      20,833 (10)
                                                   ========                                                    ========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                          DIGITAL INSIGHT CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION
                            (Dollars in thousands)

    The pro forma adjustments give effect to the acquisitions of 1View and AnyTime Access as if the transactions were consummated on March 31, 2000. The estimated fair value per share of the Digital Insight stock assumed to be issued to effect the acquisitions was approximately $42 per share and $53 per share for 1View and AnyTime Access, respectively. The fair values were based on the average trading price for the public announcement dates and the four days prior to and after those dates. The pro forma balance sheet adjustments are as follows:

(1) To reflect the $5,000 cash consideration paid for 1View. $3,000 of the cash consideration was deposited in escrow and is contingent upon certain performance goals that must be achieved by September 2000 and will be accounted for as contingent consideration upon resolution of the performance goals.

(2) To reflect goodwill and intangible assets created as a result of the acquisitions as follows:

                                                            AnyTime
                                                    1View    Access    Total
                                                   -------  --------  --------
    Estimated fair value of the assumed issuance
     of 629,313 (excluding 178,112 contingent
     shares in escrow) and 1,987,557 shares of the
     Company's common stock for the acquisitions
     of 1View and AnyTime Access, respectively.... $ 26,452  $105,341  $131,793
    Estimated fair value of 136,183 and 97,837
     shares underlying vested stock options (net
     of estimated proceeds on exercise) assumed
     upon the acquisitions of 1View convertible
     notes and AnyTime Access, respectively.......   5,720     5,164    10,884
    Additional cash consideration excluding cash
     in escrow ...................................   2,000       --      2,000
    Direct transaction costs .....................   2,600     3,959     6,559
    Conversion of 1View convertible notes and
     shareholder loan.............................  (1,352)      --     (1,352)
    Net assets acquired...........................   1,491    (6,438)   (4,947)
                                                   -------  --------  --------
    Estimated goodwill and intangibles created.... $36,911  $108,026  $144,937
                                                   =======  ========  ========

(3) To reflect conversion of 1View convertible notes and loan from shareholder upon consummation of the acquisition of 1View.

(4) To reflect the accrual of the estimated direct acquisition costs of $2,600 and $3,959 related to the acquisitions of 1View and AnyTime Access, respectively.

(5) To eliminate the historical stockholders equity of 1View and AnyTime Access.

(6) To reflect the increase in additional paid-in capital for the step-up in basis and deferred stock-based compensation related to the acquisitions as follows:

                                                               AnyTime
                                                        1View   Access   Total
                                                       ------- -------- -------
    Estimated fair value of the assumed issuance of
     shares underlying the Company's common stock and
     vested stock options for the 1View and AnyTime
     Access acquisitions ............................. $32,172 $110,505 $142,677
    Estimated fair value of 156,376 and 41,365 shares
     underlying vested stock options (net of estimated
     proceeds on exercise) assumed upon acquisitions
     of 1View and AnyTime Access, respectively,
     recorded as deferred stock-based compensation....   6,568    2,173    8,741
                                                       ------- -------- --------
                                                       $38,740 $112,678 $151,418
                                                       ======= ======== ========

(7) To reflect deferred stock-based compensation for the assumed issuance of shares underlying unvested stock options for 1View and AnyTime Access.

                          DIGITAL INSIGHT CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL INFORMATION--(Continued)
                            (Dollars in thousands)


   The pro forma statement of operations adjustments to give effect to the acquisitions of AnyTime Access and 1View as if the acquisitions occurred on January 1, 1999 and 2000, respectively, are as follows:

(8) To reflect the amortization of stock-based compensation created as result of the acquisitions as follows:

                                                                   Amortization
                                                                  For The Three
                                                        Annual     Months Ended
                                                     Amortization March 31, 2000
                                                     ------------ --------------
    1View...........................................    $6,568        $1,642
    AnyTime Access..................................     1,087           272
                                                        ------        ------
                                                        $7,655        $1,914
                                                        ======        ======

(9) To reflect the amortization of goodwill and intangible assets created as a result of the acquisitions as follows:

                                                                    Estimated
                                                                   Amortization
                              Goodwill and Estimated  Estimated   For The Three
                               Intangible  Aggregate    Annual     Months Ended
                                 Assets      Life    Amortization March 31, 2000
                              ------------ --------- ------------ --------------
    1View....................   $ 36,911    3 years    $12,303        $3,076
    AnyTime Access...........    108,026    5 years     21,605         5,401
                                --------               -------        ------
                                $144,937               $33,908        $8,477
                                ========               =======        ======

(10) To reflect the pro forma basic and diluted net loss per common share assuming the issuance of 629,313 (excluding 178,112 contingent shares in escrow) and 1,987,557 shares of common stock to effect the acquisitions of 1View and AnyTime Access, respectively. Vested and unvested stock options were excluded from the computation as they have an antidilutive effect.